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                            [LETTERHEAD OF CYBERLUX]

MEDIA RELEASE

Donald F. Evans                              Mark D. Schmidt
Cyberlux Corporation                         Cyberlux Corporation
Chairman & CEO                               President & COO
Tel:  919-474-9700                           Tel: 919-474-9700
Fax: 919-474-9712                            Fax: 919-474-9712
Email: dfevans@cyberlux.com                  Email: mschmidt@cyberlux.com
www.cyberlux.com                             www.cyberlux.com

                                             FOR IMMEDIATE RELEASE

                       Cyberlux Corporation files Form 8-K

Cyberlux announces that the company has issued 5.2 million shares since November 2004 due to the conversion of convertible notes by an Investor Group

RESEARCH TRIANGLE, N.C., Feb. 28, 2005 - Cyberlux Corporation (OTC Bulletin
Board: CYBL), a developer and manufacturer of solid state diodaltm lighting products, announced today that it has filed a Form 8-K with the U. S. Securities and Exchange Commission.

Mark Schmidt, President of Cyberlux, stated that a portion of the convertible notes held by AJW Partners, LLC; AJW Offshore, Ltd.; AJW Qualified Partners, LLC; and New Millennium Capital Partners II, LLC, all of Roslyn, New York, were converted pursuant to the terms of the financing. The $1.5 million financing completed on Nov. 24, 2004 included the right to convert the promissory notes to common stock at a 50 percent discount to the three lowest intra-day trading prices over the preceding 20 days of trading. To date, the company has issued 5,176,105 shares and reduced its outstanding debt to $1,306,279.09.

About Cyberlux Corporation

The Company has created breakthrough lighting technology that provides the most energy efficient and cost effective lighting solutions available today. Several products are designed to address emergencies such as power outages or critical security lighting needs and others which bring newly developed heatless light into the home for use in closets, cabinet interiors and under cabinet lighting for kitchen counters. Cyberlux uses solid state semiconductors, trademarked as its diodaltm lighting elements, which consume 92 percent less energy than incandescent elements and perform for over 20 years in contrast to 750 hours for traditional bulbs.

This news release contains forward-looking statements. The Company's business is subject to significant risks and uncertainties discussed more thoroughly in Cyberlux Corporation's SEC filings. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.